SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                              (Amendment No.   )

       Filed by the Registrant  [ X ]

       Filed by a Party other than the Registrant  [   ]

       Check the appropriate box:

       [   ]Preliminary Proxy Statement   [   ]Confidential, for
                                               Use of the Commission
                                               Only (as Permitted by
                                               Rule 14a-6(e)(2))
       [ X ]Definitive Proxy Statement

       [   ]Definitive Additional Materials

       [   ]Soliciting Material Pursuant to Section 240.14a-11(c) or
            Section 240.14a-12

                        THERMO BIOANALYSIS CORPORATION
                        ------------------------------
                 (Name of Registrant as Specified in Charter)



                    --------------------------------------
         (Name of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

       Payment of Filing Fee (Check the appropriate box):

       [ X ]No fee required.

       [   ]Fee computed on table below per Exchange Act Rules
                 14a-6(i)(4) and 0-11.
            (1) Title of each class of securities to which transaction applies: ______________________________________________
            (2) Aggregate number of securities to which transaction applies: ______________________________________________
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
            (4)  Proposed maximum aggregate value of transaction: ______
            (5)  Total fee paid: _______________________________________

       [   ]Fee paid previously with preliminary materials.

       [   ]Check box if any part of the fee is offset as provided by
            Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the
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





            previous filing by registration statement number, or the Form or Schedule and the date of its filing.
            (1)  Amount Previously Paid: _______________________________
            (2)  Form, Schedule or Registration Statement No.: _________
            (3)  Filing Party: _________________________________________
            (4)  Date Filed: ___________________________________________

       Notes:
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















       THERMO BIOANALYSIS CORPORATION
       504 Airport Road
       Santa Fe, New Mexico  87504-2108


       April 29, 1997

       Dear Stockholder:

            The enclosed Notice calls the 1997 Annual Meeting of the
       Stockholders of Thermo BioAnalysis Corporation.   I respectfully
       request all Stockholders attend this meeting, if possible.

            Our Annual Report for the year ended December 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

            Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

            I would appreciate your immediate attention to the mailing of this proxy.

                                Yours very truly,





                                BARRY S. HOWE
                                 President and Chief Executive Officer
PAGE

       THERMO BIOANALYSIS CORPORATION
       504 Airport Road
       Santa Fe, New Mexico  87504-2108



       April 29, 1997

       To the Holders of the Common Stock of
         THERMO BIOANALYSIS CORPORATION

       NOTICE OF ANNUAL MEETING

            The 1997 Annual Meeting of the Stockholders of Thermo BioAnalysis Corporation (the "Corporation") will be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina. The purpose of the meeting is to consider and take action upon the following matters:

       1.   Election of eight directors.

       2. A proposal recommended by the Board of Directors to adopt an employees' stock purchase plan and to reserve 50,000 shares of the Corporation's Common Stock for issuance thereunder.

       3. Such other business as may properly be brought before the meeting and any adjournment thereof.

            The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the meeting is April 7, 1997.

            The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

            This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                          SANDRA L. LAMBERT
                                                   Secretary

                                        2
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






       PROXY STATEMENT

            The enclosed proxy is solicited by the Board of Directors of Thermo BioAnalysis Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 504 Airport Road, Santa Fe, New Mexico 87504-2108. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 2, 1997.

       VOTING PROCEDURES

            The Board of Directors intends to present to the Meeting the election of eight directors, constituting the entire Board of Directors, as well as one other matter: a proposal to adopt an employees' stock purchase plan and to reserve 50,000 shares of common stock of the Corporation, $.01 par value ("Common Stock"), for issuance under the employees' stock purchase plan.

            The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

            Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

            In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the proposal to adopt the employees' stock purchase plan, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to
                                        3
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





       the election of directors and the adoption of the employees' stock purchase plan, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

            A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

            The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 7, 1997 consisted of 9,771,500 shares of Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.


































                                        4
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






       - PROPOSAL 1 -

       ELECTION OF DIRECTORS

            Eight directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

        Nominees For Directors

            Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermo Instrument Systems Inc. ("Thermo Instrument"), a manufacturer of analytical, environmental monitoring and process control instrumentation, and Thermo Instrument's parent company, Thermo Electron Corporation ("Thermo Electron"), a diversified high technology company, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


       Richard W.K.         Dr. Chapman, 52, has been chairman of the
       Chapman              board and a director of the Corporation
                            since its inception in February 1995.  Dr.
                            Chapman has been the chief executive
                            officer and president of ThermoQuest
                            Corporation, a manufacturer of mass
                            spectrometers and chromatography systems, since June 1995 and a vice president of Thermo Instrument since 1994. He also served as president of ThermoQuest's
                            Finnigan Corporation subsidiary, from 1992 to 1995. Dr. Chapman is a director of ThermoQuest Corporation.

       Elias P.             Dr. Gyftopoulos, 69, has been a director of
       Gyftopoulos          the Corporation since its inception in
                            February 1995.  He is Professor Emeritus at
                            the Massachusetts Institute of Technology,
                            where he was the Ford Professor of
                            Mechanical Engineering and of Nuclear
                            Engineering for more than 20 years prior to
                            his retirement in 1996. Dr. Gyftopoulos is
                            also a director of Thermo Electron, Thermo
                            Cardiosystems Inc., ThermoLase Corporation,
                            Thermo Remediation Inc., ThermoSpectra
                            Corporation, Thermo Voltek Corp. and Trex
                            Medical Corporation.
                                        5
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





       Denis A. Helm        Mr. Helm, 58, has been vice chairman of the
                            board and a director of the Corporation
                            since its inception in February 1995.  Mr.
                            Helm has been the chief executive officer of Metrika Systems Corporation, a manufacturer of on-line industrial process optimization systems, since its formation in November 1996 and a senior vice president of Thermo Instrument since 1994.
                            He has also been president of Thermo
                            Instrument's Thermo Environmental
                            Instruments Inc. subsidiary, an
                            environmental instruments company, since
                            1981.  Mr. Helm was a vice president of
                            Thermo Instrument from 1986 until 1994.

       Barry S. Howe        Mr. Howe, 41, has been the chief executive
                            officer, president and a director of the
                            Corporation since its inception in February
                            1995.  Mr. Howe has been a vice president
                            of Thermo Instrument since 1994.  From
                            September 1989 to December 1995, he served
                            as the president of Thermo Separation
                            Products Inc. and its predecessor, a
                            manufacturer of chromatography instruments
                            and a subsidiary of ThermoQuest
                            Corporation.
       Earl R. Lewis        Mr. Lewis, 53, has been a director of the
                            Corporation since April 1997. Mr. Lewis has been president and chief operating officer of Thermo Instrument since March
                            1997 and January 1996, respectively, was executive vice president of Thermo
                            Instrument from January 1996 to March 1997, was a senior vice president of Thermo
                            Instrument from January 1994 to January
                            1996, and was a vice president of Thermo
                            Instrument from March 1992 to January 1994.
                            He has also been the chief executive
                            officer of Thermo Optek Corporation, a
                            manufacturer of analytical instruments and a majority-owned subsidiary of Thermo
                            Instrument, since its inception in August
                            1995, and was president of Thermo Optek
                            Corporation from August 1995 to March 1997.
                             Prior to August 1995, he was president of
                            Thermo Jarrell Ash Corporation, a
                            subsidiary of Thermo Optek Corporation, for more than five years. Mr. Lewis is also a director of Thermo Optek Corporation,
                            ThermoQuest Corporation, ThermoSpectra
                            Corporation and Trex Medical Corporation.


                                        6
PAGE

       Jonathan W. Painter  Mr. Painter, 38, has been a director of the
                            Corporation since its inception in February
                            1995. Mr. Painter has been treasurer of the Corporation and Thermo Electron since August 1994. Mr. Painter had served as director of strategic planning of Thermo Electron's Thermo Fibertek Inc. subsidiary, a supplier of paper-recycling equipment, papermaking systems and accessories, from February 1993 through September 1994.
                            Prior to that time, Mr. Painter was
                            associate general counsel of Thermo
                            Electron and its subsidiaries. Mr. Painter is also a director of Thermo Fibergen Inc.

       Arvin H. Smith       Mr. Smith, 67, has been a director of the
                            Corporation since its inception in February
                            1995.  Mr. Smith has been the chairman of
                            the board and chief executive officer of
                            Thermo Instrument since March 1997 and
                            1986, respectively, and the president of
                            Thermo Instrument from 1986 to March 1997.
                            He also has been an executive vice
                            president of Thermo Electron since 1991 and
                            was a senior vice president of Thermo
                            Electron from 1986 to 1991. Mr. Smith is
                            also a director of Thermo Instrument,
                            Thermo Optek Corporation, Thermo Power
                            Corporation, ThermoQuest Corporation and
                            ThermoSpectra Corporation.
       Arnold N. Weinberg   Dr. Weinberg, 67, has been a director of
                            the Corporation since November 1995. He has been Professor of Medicine at the Harvard Medical School and Medical Director of the Medical Department of the Massachusetts Institute of Technology for more than five years.
        Committees of the Board of Directors and Meetings

            The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside directors. The present members of the Audit Committee are Dr. Gyftopoulos and Dr. Weinberg (Chairman). The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Dr. Gyftopoulos (Chairman) and Dr. Weinberg. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met seven times,

                                        7
PAGE
       the Audit Committee met twice and the Human Resources Committee met five times during fiscal 1996. Each director attended at least 75% of all meetings of the Board of Directors and committees on which he served held during fiscal 1996.


















































                                        8
PAGE

       Compensation of Directors

       Cash Compensation

            Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of directors' fees is made quarterly. Dr. Chapman and Messrs. Helm, Howe, Lewis, Painter and Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.
       Deferred Compensation Plan

            Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1997, deferred units equal to
       371.57 shares of Common Stock were accumulated under the Deferred Compensation Plan.

       Directors Stock Option Plan

            The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of common stock of the Corporation to outside directors as additional compensation for their service as
                                        9
PAGE
       directors. The Directors Plan provides for the grant of stock options upon a director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to outside directors. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

            Under the Directors Plan, each eligible director and each new outside director who joined the Board of Directors prior to or during 1996 was granted an option to purchase 15,000 shares of Common Stock. The size of the award to new directors appointed to the Board of Directors after 1996 is reduced by 3,750 shares in each subsequent year. Outside directors who join the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are exercisable six months after the date of grant. The shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed in equal annual installments of 3,750 shares per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

            Outside directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing with the Annual Meeting of the Stockholders to be held in 2000. The annual grant will be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

            The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1997, options to purchase 30,000
                                       10
PAGE
       shares had been granted and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 70,000 shares of Common Stock were available for future grant under the Directors Plan.

       Stock Ownership Policies for Directors

            During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy
       for directors.   The stock holding policy requires each director
       to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

            In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

       STOCK OWNERSHIP

            The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Instrument, the Corporation's parent company, and of Thermo Electron, Thermo Instrument's parent company, as of March 1, 1997, with respect to
       (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

            While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Instrument or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Instrument.







                                 Thermo        Thermo       Thermo
                              BioAnalysis    Instrument    Electron
              Name (1)        Corporation   Systems Inc. Corporation
                                  (2)           (3)          (4)


        Thermo Instrument        9,530,303            N/A        N/A
        Systems Inc. (5)

        Richard W. K. Chapman       40,500        139,087     82,126

        Elias P. Gyftopoulos        15,000         47,018     71,070

        Donald W. Hanna             21,000         15,506     22,216

        Denis A. Helm               15,000        161,729    164,378

        Barry S. Howe               64,300         99,886     81,048

        Earl R. Lewis               56,000        128,233    124,184

        Jonathan W. Painter         15,000          5,782     33,271

        Arvin H. Smith              39,000        431,667    513,038

        Arnold N. Weinberg          15,371              0          0

        All directors and
        current executive
        officers as a group        312,171      1,128,804  1,763,097
        (11 persons)



                                       11
PAGE

       (1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

       (2) Shares of the Common Stock beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith, Dr. Weinberg and all directors and executive officers as a group include 30,000, 15,000, 21,000, 15,000, 50,000, 50,000, 15,000, 20,000, 15,000 and 249,000
       shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of
       stock options.   Shares of the Common Stock beneficially owned by
       Dr. Weinberg and all directors and executive officers as a group include 371 full shares allocated to Dr. Weinberg's account under the Corporation's deferred compensation plan for directors. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 3.1% of the Common Stock outstanding as of such date.

       (3) Shares of the common stock of Thermo Instrument beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith and all directors and executive officers as a group include 121,287, 14,465, 15,000, 112,500, 89,062, 112,500, 5,625, 234,375 and 785,439 shares, respectively, that such person or group had the right to acquire within 60 days after March 1, 1997, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Painter, Mr. Smith and all directors and executive officers as a group include 157, 530 and 1,612 shares, respectively, allocated through March 1, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares of the common stock of Thermo Instrument beneficially owned by Mr. Helm include a total of 4,212 shares held by him as custodian for four minor children. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Howe include 1,968 shares held in a trust of which he is trustee. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Lewis include 2,390 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 1.2% of the common stock of Thermo Instrument outstanding as of such date.

       (4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith and all directors and executive
                                       12
PAGE
       officers as a group include 80,284, 9,375, 20,098, 106,347,
       73,287, 121,536, 27,035, 222,411 and 1,187,632 full shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Painter, Mr. Smith and all directors and executive officers as a group include 488, 1,717 and 5,463 full shares, respectively, allocated to accounts maintained pursuant to the ESOP. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned approximately 1.2% of the Thermo Electron common stock outstanding as of such date.

       (5) Includes 3,030,303 shares of Common Stock that Thermo Instrument has the right to acquire within 60 days of March 1, 1997, through the conversion of a convertible note of the Corporation issued to Thermo Instrument in July 1996. As of March 1, 1997, Thermo Instrument beneficially owned 74% of the outstanding Common Stock. Thermo Instrument's address is 1275 Hammerwood Avenue, Sunnyvale, California 94089. As of March 1, 1997, Thermo Instrument had the power to elect all of the members of the Corporation's Board of directors. Thermo Instrument is a majority owned subsidiary of Thermo Electron and therefore, Thermo Electron may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares.

       Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except in the following instances. Thermo Instrument filed two Forms 4 late, reporting a total of two transactions, consisting of one grant of options to employees to purchase the Common Stock under Thermo Instrument's stock option plans and the expiration without exercise of one such option. Thermo Electron filed four Forms 4 late, reporting a total of nine transactions, including the two transactions described above for Thermo Instrument and, in addition, five open market purchases of Common Stock, one grant of options to employees to purchase the Common Stock under Thermo Electron's stock option plans and the expiration without exercise of one such option.

       EXECUTIVE COMPENSATION

       NOTE:  All share amounts reported below have, in all cases, been
                                       13
PAGE
       adjusted as applicable to reflect a three-for-two stock split with respect to the common stock of Thermo Electron distributed in June 1996 in the form of a 50% stock dividend.

       Summary Compensation Table

            The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and one other executive officer for the last two fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

            The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.







                              Summary Compensation Table


                                                    Long Term
                                                   Compensation
                                                    Securities
                                                    Underlying
                                   Annual        Options (No. of
           Name and    Fiscal   Compensation          Shares        All Other
           Principal    Year   Salary   Bonus    and Company) (1)  Compensation
           Position                                                    (2)


        Barry S. Howe   1996  $145,000  $70,000    50,000(TBA)       $8,076 (3)

          President and                             1,500(TMO)

          Chief                                     2,000(TFG)
        Executive
        Officer                                     2,000(TLT)

                                                   15,000(TOC)

                                                   90,000(TMQ)

                                                    2,000(TSR)

                                                    4,000(TXM)

                        1995  $134,000  $65,000     1,650(TMO)       $7,517

                                                    5,000(TLZ)


        Donald W. Hanna 1996  $100,000  $19,500    21,000(TBA)       $5,310

          Vice                                      7,500(TOC)
        President
                                                    5,000(TMQ)

                        1995   $95,000  $18,000        --            $7,461













       (1) In addition to receiving options to purchase Common Stock (designated in the table as TBA), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of Thermo Electron's other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last two fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as TXM).

       (2) Represents the amount of matching contributions made on behalf of the named executive officer by the individual's employer pursuant to the Thermo Electron 401(k) plan.

       (3) In addition to the matching contribution referred to in footnote (2), such amount includes $1,444, which represents the amount of compensation attributable to an interest-free loan provided to Mr. Howe pursuant to the company's stock holding assistance plan. See "Relationship with Affiliates - Stock
                                       14
PAGE

       Holding Assistance Plan".

       Stock Options Granted During Fiscal 1996

            The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officer. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.








                                   Option Grants in Fiscal 1996


                                                                           Potential
                                                                           Realizable
                                        Percent of                      Value at Assumed
                                          Total                         Annual Rates of
                                         Options                             Stock
                           Number of    Granted to                     Price Appreciation
                           Securities              Exercise                   for
                           Underlying   Employees   Price    Expira-    Option Term (2)
                            Options         in       Per      tion

              Name        Granted (1)  Fiscal Year  Share     Date       5%        10%


        Barry S. Howe       50,000(TBA)   8.6%       $10.00  01/31/08  $398,000 $1,069,000

                             1,500(TMO)   0.1% (3)   $42.79  05/22/99   $10,110    $21,240

                             2,000(TFG)   0.4% (3)   $10.00  09/12/08   $15,920    $42,760

                             2,000(TLT)   0.6% (3)   $10.00  03/11/08   $15,920    $42,760

                            15,000(TOC)   0.5% (3)   $12.00  04/11/08  $143,250   $384,900

                            90,000(TMQ)   3.2% (3)   $13.00  01/10/08  $931,500 $2,502,000

                             2,000(TSR)   0.4% (3)   $14.00  03/11/08   $22,280    $59,880

                             4,000(TXM)   0.2% (3)   $11.00  03/11/08   $35,000    $94,080


        Donald W. Hanna     21,000(TBA)   3.6%       $10.00  01/31/08  $167,160   $448,980

                             7,500(TOC)   0.2% (3)   $12.00  04/11/08   $71,625   $192,450

                             5,000(TMQ)   0.2% (3)   $13.00  02/08/08   $51,750   $139,000



       (1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase shares of the common stock of ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under
       Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price in the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

       (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the option holders' continued employment through the option period and the date on
                                       15
PAGE
       which the options are exercised.

       (3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.















































                                       16
PAGE

       Stock Options Exercised During Fiscal 1996 and Fiscal Year-End Option Values

            The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.








                         Aggregated Option Exercises In Fiscal 1996 And
                               Fiscal 1996 Year-End Option Values



                                                          Number of
                                                         Unexercised        Value of
                                                         Options at       Unexercised
                                       Shares               Fiscal
                                      Acquired             Year-End       In-the-Money
                                         on     Value   (Exercisable/
              Name          Company   Exercise Realized Unexercisable)      Options
                                                             (1)

        Barry S. Howe   Thermo              --       --  50,000 /0       $156,250 /--
                        BioAnalysis

                        Thermo              --       --  73,287 /0(2)  $1,428,259 /--
                        Electron

                        Thermedics          --       --   4,000 /0         $9,100 /--

                        Thermo Ecotek    5,250  $48,127   6,000 /0        $61,500 /--

                        Thermo              --       --   2,000 /0         $1,500 /--
                        Fibergen

                        Thermo              --       --  15,750 /0        $64,890 /--
                        Fibertek

                        Thermo              --       --  89,062 /0     $1,561,042 /--
                        Instrument

                        ThermoLase          --       --   5,000 /0             $0 /--

                        ThermoLyte          --       --      -- /2,000         -- /$0(3)

                        Thermo Optek        --       --  15,000 /0             $0 /--

                        Thermo Power        --       --   4,000 /0             $0 /--

                        ThermoQuest         --       --  90,000 /--            $0 /--

                        Thermo              --       --   2,000 /0             $0 /--
                        Sentron

                        ThermoSpectra       --       --   4,000 /0         $7,500 /--

                        Thermo              --       --   4,000 /0         $3,880 /--
                        TerraTech

                        ThermoTrex       1,350  $55,755   4,000 /0        $51,700 /--

                        Trex Medical        --       --   4,000 /0         $6,500 /--


        Donald W. Hanna Thermo              --       --  21,000 /0        $65,625 /--
                        BioAnalysis

                        Thermo           1,275  $39,895  20,098 /0(2)    $420,940 /--
                        Electron

                        Thermo Ecotek    3,000  $21,249      -- /--            -- /--

                        Thermo              --       --  15,000 /0       $251,626 /--
                        Instrument

                        Thermo Optek        --       --   7,500 /0             $0 /--

                        ThermoQuest         --       --   5,000 /0             $0 /--

                        ThermoSpectra       --       --   1,500 /0         $2,813 /--

                        ThermoTrex         405  $17,942      -- /--            -- /--



















       (1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable, except the options to purchase shares of the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise price of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or
       another Thermo Electron company.   The granting corporation may
       exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company.

       (2) Options to purchase 22,500 and 11,250 shares of the common stock of Thermo Electron granted to Mr. Howe and Mr. Hanna, respectively, are subject to the same terms described in footnote
       (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

       (3) No public market existed for the shares underlying these options as of December 28, 1996. Accordingly, no value in excess of the exercise price has been attributed to these options.

         COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       Executive Compensation

                                       17
PAGE

            All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committees of the Board of Directors of its parent corporations, Thermo Electron and Thermo Instrument. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

            The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

            External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

            Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

            The process for determining each of these elements for the Corporation's executive officers is outlined below.

       Base Salary

            Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data,
                                       18
PAGE
       industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

        Cash Bonus

            The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1996 measured return on net assets, growth in income and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and the subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

            The bonuses for named executive officers approved by the Committee with respect to 1996 performance in each instance exceeded the median potential bonus.

       Stock Option Program

            The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the
                                       19
PAGE

       Corporation and other Thermo Electron companies.

            The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo Electron and Thermo Instrument, and the other majority-owned subsidiaries of Thermo Electron and Thermo Instrument, are an important tool in providing incentives for performance within the entire organization.

            In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

            Awards are not made annually in conjunction with the annual
       review of cash compensation, but are made periodically.   The
       Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options, as described above, in
       determining option awards.   The option awards made to the named
       executive officers in 1996 with respect to the common stock of the majority-owned subsidiaries of the Corporation's parent company, Thermo Instrument, were made as part of Thermo Electron's overall stock option program and were determined by the human resources committee of the board of directors of the granting company using a similar analysis.

       Stock Ownership Policies

            During 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is
                                       20
PAGE
       one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

            In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1996, Dr. Chapman, the Corporation's chairman of the board, and Mr. Howe, the Corporation's chief executive officer, received loans in the principal amounts of $131,176.30 and $164,375.52, respectively, under this plan. See "Relationship with Affiliates
       - Stock Holding Assistance Plan."

            The Committee also adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

       Policy on Deductibility of Compensation

            The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt under
       Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

       1996 CEO Compensation

            The salary and bonus of Mr. Howe are established using the same criteria as for the salaries and bonuses for the Corporation's other named executive officers. In determining Mr. Howe's compensation as reported, the Committee considered, among
                                       21
PAGE
       other factors, his contributions and achievement since successfully completing an initial public offering of the Corporation's Common Stock in September 1996.

            The Committee awarded to Mr. Howe options to purchase 50,000 shares of the Common Stock in fiscal 1996. This award was determined in a manner consistent with awards to other officers, as described above. In addition to stock option awards by the Committee, Mr. Howe may receive awards to purchase shares of the common stock of Thermo Electron or Thermo Instrument or any of their majority owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority owned subsidiary of Thermo Electron or due to his position as a vice president of Thermo Instrument. These awards are determined using an analysis similar to that used by the Committee as described above under "Stock Option Program." The stock option awards to Mr. Howe in fiscal 1996 with respect to shares of the following companies were awarded under this program: Thermo Fibergen Inc., ThermoLyte Corporation, Thermo Optek Corporation, ThermoQuest Corporation, Thermo Sentron Inc. and Trex Medical Corporation. The award to purchase shares of common stock of Thermo Electron granted to Mr. Howe in fiscal 1996 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares.

       Elias P. Gyftopoulos (Chairman)
       Arnold N. Weinberg

       COMPARATIVE PERFORMANCE GRAPH

            The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded since September 18, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones total return Index for the Diversified Technology Industry Group.

       Comparison of Total Return Among Thermo BioAnalysis Corporation, the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group from September 18, 1996 to December 27, 1996.


       GRAPH APPEARS HERE
                                       22
PAGE

                                  9/18/96      12/27/96

                   TBA            100          94
                   AMEX           100          103
                   DJ DTC         100          115


            The total return for the Corporation's Common Stock (TBA), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TBA."

       RELATIONSHIP WITH AFFILIATES

            Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermo Instrument has created the Corporation as a publicly held,
       majority-owned subsidiary.   From time to time, Thermo Electron
       and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

            Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

            To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo
                                       23
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





       Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

            The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

            As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to
                                       24
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





       the Corporation. In 1995 and 1996, the Corporation was assessed an annual fee for these services equal to 1.2% and 1.0%, respectively, of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $716,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

            From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1996, these transactions included the following.

            The Corporation has entered into a lease and services arrangement with ThermoQuest under which ThermoQuest leases approximately 15,000 square feet of space, and provides certain accounting and administrative services, to the Corporation. The Corporation pays ThermoQuest rent in the amount of 3 British Pounds Sterling per square foot and an allocated portion of ThermoQuest's costs for providing such services. This arrangement may be terminated by the Corporation or by ThermoQuest upon 30 days' prior notice. For the fiscal year ended December 28, 1996, the Corporation paid ThermoQuest approximately $105,000 under this arrangement.

            ThermoQuest acts as a distributor of certain of the Corporation's products, is the exclusive distributor of the Corporation's MALDI-TOF products of Japan and is the exclusive distributor of the Corporation's CE products in countries in which it maintains a direct sales force. In consideration of such arrangements, the Corporation sells ThermoQuest such products at discounted rates negotiated by the parties. ThermoQuest is responsible for all installation and warranty labor obligations at its expense. These arrangements may be
                                       25
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





       terminated on not less than three months' notice by either party given after December 31, 1996. For the fiscal year ended
       December 28, 1996, the Corporation sold $2,002,000 of products to ThermoQuest under these arrangements. In addition, the Corporation pays ThermoQuest a finder's fee for each qualified lead that generates order for the Corporation's MALDI-TOF products from customers in the United States and Europe.

            The Corporation has entered into an arrangement with ThermoQuest whereby ThermoQuest provides assembly labor for the Corporation's CE products on a contract basis. Under this arrangement, ThermoQuest assembles instruments as required by the Corporation for a charge based on the sum of ThermoQuest's actual cost of materials and the allocable portion of its labor, overhead and other indirect expenses. For the fiscal year ended December 28, 1996, the Corporation paid ThermoQuest approximately $471,000 under this arrangement.

            The Corporation's Eberline health Physics subsidiary purchases certain controllers and detectors from Thermo Instrument under an original equipment manufacturer agreement. Under this agreement, the Corporation has the exclusive right to sell these instruments in the United States, Canada and Mexico.
        The Corporation is responsible for all warranty repair and maintenance obligations at its expense, but obtains replacement parts from Thermo Instrument without charge. For the fiscal year ended December 28, 1996, the Corporation purchased $233,000 of instruments from Thermo Instrument under this agreement.

            The Corporation's Eberline health physics subsidiary also acts as a distributor of certain Thermo Instrument product lines and, with the exception of Thermo Instrument, is the exclusive distributor of such product lines to nuclear power plants and government agencies in the United States and Canada. Thermo Instrument is responsible for warranty repairs at its own expense. For the fiscal year ended December 28, 1996, the Corporation purchased $306,000 of instruments from Thermo Instrument under this arrangement.

            Various Thermo Instrument companies act as distributors of certain of the Corporation's LabSystems and Affinity Sensors products under informal arrangements that date from prior to the acquisition of the Fisons businesses in March 1996. In consideration of such arrangements, the Corporation sells the respective Thermo Instrument companies certain products at discounted rates negotiated by the parties. Under such arrangements, the respective Thermo Instrument companies are generally responsible for warranty repair and maintenance obligations. For the fiscal year ended December 28, 1996, LabSystems and Affinity Sensors sold an aggregate of $3,912,000 of products to Thermo Instrument companies under these arrangements.

             In February 1996, the Corporation borrowed $30,000,000 from
                                       26
PAGE

       Thermo Electron pursuant to a promissory note, due in February 1997, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In July 1996, the Corporation borrowed $50,000,000 from Thermo Instrument pursuant to a subordinated convertible note, due in 2001, convertible into shares of Common Stock at $16.50 per share, and bearing interest at an annual rate of 4.875%. The Corporation repaid the amounts owed to Thermo Electron in July 1996 with proceeds from the subordinated convertible note issued to Thermo Instrument. As of December 28, 1996, the Corporation owed Thermo Instrument an aggregate of $50,000,000.

            As of December 28, 1996, $39,649,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement will be readily convertible into cash by the Corporation and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

       Stock Holding Assistance Plan

            In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan, under which it may make interest-free loans to certain key employees, including its executive officers, to enable these individuals to purchase the Common Stock in the open market. In 1996, Mr. Barry S. Howe, the Corporation's chief executive officer, received loans in the aggregate principal amount of $164,375.52 under this plan to purchase 12,000 shares. Also in 1996, Dr. Richard W.K. Chapman, the Corporation's chairman of the board, received loans in the aggregate principal amount of $131,176.30 under this plan to purchase 10,000 shares. All of these loans are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Human Resources Committee of the Corporation's Board of Directors.

       -- PROPOSAL 2--

       PROPOSAL TO ADOPT AN EMPLOYEES' STOCK PURCHASE PLAN

            The Board of Directors has approved an employees' stock purchase plan (the "Stock Purchase Plan") and reserved 50,000 shares of the Corporation's Common Stock for issuance thereunder,
                                       27
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





       subject to Stockholder approval. The Board of Directors is recommending that the Stockholders approve the Stock Purchase Plan and the reservation of shares at this Meeting. The purpose of the Stock Purchase Plan is to grant options to purchase shares of Common Stock of the Corporation to eligible employees of the Corporation. The Board of Directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, and motivating individuals to contribute significantly to the Corporation's future growth and success, and in aligning the long-term interest of these individuals with those of the Corporation's Stockholders. Accordingly, the Board of Directors acted to adopt the Stock Purchase Plan subject to Stockholder approval.

       Summary of the Stock Purchase Plan

            The full text of the Stock Purchase Plan is set forth in Attachment A to this proxy statement. A description of the principal features of the Stock Purchase Plan follows, but it is qualified in its entirety by reference to the full text.

       Participation; Administration

            All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more that 5% of the Common Stock of the Corporation. For purposes of determining the term of employment, employees are credited with years of continuous employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of Common Stock of the Corporation may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 483 persons.

       Contributions

            A participating employee may purchase stock only through payroll deductions. Eligible employees are also permitted to participate in the Thermo Electron employees' stock purchase plan, which has substantially the same terms as the Stock Purchase Plan. The aggregate amount which may be contributed under the Thermo Electron employees' stock purchase plan and the Corporation's Stock Purchase Plan may not exceed 10% of the employee's gross salary or wages during the year. The Board of Directors may fix the aggregate amount that may be contributed to the Stock Purchase Plan each year in its discretion within such limitation. Employees are allowed to decrease, but not increase, the percentage of wages contributed once during the Stock Purchase Plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for
                                       28
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





       the remainder of the Stock Purchase Plan year.

       Terms of Options

            The exercise price is fixed on the grant date and is 95% of the fair market value for the Common Stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

       Shares Subject to the Stock Purchase Plan

            The number of shares that are reserved for issuance under the Stock Purchase Plan will be 50,000 shares of the Corporation's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from exercise under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.

       Amendment and Termination

            The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may at any time be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously granted without such recipient's consent.

       Effective Date of the Stock Purchase Plan

            The Stock Purchase Plan will become effective as of November 1, 1997, provided that it is approved by the Stockholders at this Meeting.

       Federal Income Tax Aspects
                                       29
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






            Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.

            The closing price per share on the American Stock Exchange of the Common Stock on April 25, 1997 was $12.25.

       Recommendation

            The Board of Directors believes that adoption of the Stock Purchase Plan and the reservation of shares thereunder is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Corporation through an employees stock purchase plan. In addition, the Board of Directors believes the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the Stock Purchase Plan and the reservation of 50,000 shares of Common Stock thereunder. Thermo Instrument, which owned of record approximately 66% of the outstanding voting stock of the Corporation on April 7, 1997, has indicated its intention to vote for the proposal.

            The affirmative vote of a majority of the Common Stock present and entitled to vote on this proposal is required to approve the adoption of the Stock Purchase Plan and the reservation of 50,000 shares of Common Stock thereunder. The Board of Directors believes that the adoption of the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that you vote FOR approval of the
                                       30
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





       Stock Purchase Plan and the reservation of the shares. If not otherwise specified, proxies will be voted FOR approval of this proposal.

       APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1995. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

       OTHER ACTION

            Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

       STOCKHOLDER PROPOSALS

            Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 2, 1998.

        SOLICITATION STATEMENT

            The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

       Santa Fe, New Mexico
       April 29, 1997







                                       31
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





                                                        Attachment AA-34

                        THERMO BIOANALYSIS CORPORATION

                        EMPLOYEES' STOCK PURCHASE PLAN


       1.   Definitions.   As used in this Employees' Stock Purchase
            -----------
       Plan of Thermo BioAnalysis Corporation, the following terms shall have the meanings respectively assigned to them below:

            (a) Base Compensation means annual or annualized base compensation, exclusive of overtime, bonuses, contributions to employee benefit plans, or other fringe benefits, sales commissions, moving expense reimbursements or other special payments.

            (b) Beneficiary means the person designated as beneficiary on the Participant's Membership Agreement or, if no such beneficiary is named, the person to whom the Option is transferred by will or under the applicable laws of descent and distribution.

            (c)  Board means the board of directors of the Company.

            (d) Code means the Internal Revenue Code of 1986, as amended.

            (e)  Company means Thermo BioAnalysis Corporation, a
                 Delaware corporation.

            (f) Company Stock means the common stock, $.01 par value, of the Company.

            (g) Eligible Employee means a person who is eligible under the provisions of Section 7 to receive an Option as of a particular Grant Date.

            (h) Enrollment Agreement means an agreement whereby a Participant authorizes the Company to withhold payroll deductions from his or her Gross Compensation.

            (i) Exercise Date means a date not more than one year after a Grant Date, as determined by the Board, on which Options must be exercised by Eligible Employees.

            (j) Grant Date means a date specified by the Board on which Options are to be granted to Eligible Employees.

            (k) Gross Compensation means Base Compensation plus sales commissions, overtime pay and cash bonuses.

            (l) Market Value means, as of a particular date, the last sale price of the Company Stock if such stock is reported on
                                       32
PAGE
            the American Stock Exchange, or if not so reported, the average of bid and asked prices of the Company Stock last quoted by NASDAQ in the over-the-counter market on such date, as the case may be.

            (m) Option means an option to purchase shares of Stock granted under the Plan.

            (n) Option Shares means shares of Stock purchasable under an Option, which shares may not be transferred by the Participant until at least six months after the Exercise Date.

            (o) Participant means an Eligible Employee to whom an Option is granted and who authorizes the Company to withhold payroll deductions by completing an Enrollment Agreement.

            (p) Plan means this Employees' Stock Purchase Plan of the Company, as amended from time to time.

            (q) Related Corporation means any corporation which is a parent corporation of the Company, as defined in Section 425(e) of the Code, and any corporation controlled by that parent corporation or the Company.

            (r) Rule 16b-3 means Rule 16b-3 and any successor rule promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

            (s)  Section 423 means Section 423 of the Code.

            2.   Purpose of the Plan.   The Plan is intended to
                 -------------------
       encourage ownership of Company Stock by employees of the Company and to provide additional incentive for the employees to promote the success of the business of the Company. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of Section 423.

            3.   Term of the Plan.   The Plan shall become effective on
                 ----------------
       November 1, 1997. No option shall be granted under the Plan after November 2, 2007.

            4.   Administration of the Plan.  The Plan shall be
                 --------------------------
       administered by the Board, which annually shall determine whether to grant Options under the Plan, shall specify which dates shall be Grant Dates and Exercise Dates, and shall fix the respective maximum percentages of each Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of Company Stock; provided, that, the maximum aggregate percentage
                      --------
       of each Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of stock under this Plan and all other employees stock purchase plans (as defined in Section 423(b) of the Code) administered by a Related Corporation and in which Eligible Employees may participate shall not exceed ten
                                       33
PAGE
       percent of the Participant's Gross Compensation. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

            The Board may appoint a committee, consisting of "non-employee directors" as defined in Rule 16b-3, to administer the Plan and may, in its sole and absolute discretion, delegate any or all of the functions specified herein regarding administration of the Plan to such committee.

            5.   Termination and Amendment of Plan.  The Board may
                 ---------------------------------
       terminate or amend the Plan at any time; provided, however, that
                                                ------------------
       no amendment, unless approved by the holders of a majority of the issued and outstanding shares of Company Stock shall be effective if it would cause the Plan to fail to satisfy the requirements of Rule 16b-3. No termination of or amendment to the Plan may adversely affect the rights of a Participant with respect to any Option held by the Participant as of the date of such termination or amendment.

            6.   Shares of Stock Subject to the  Plan .  No more than an
                 ------------------------------------
       aggregate of 50,000 shares of Company Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan, subject to adjustments made in accordance with Section 9.8. Option Shares may be either shares of Company Stock which are authorized but unissued or shares of Company Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Option Shares shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Company Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Company Stock as contemplated by Section 9.8, the number of shares of Company Stock reserved and kept available by the Company shall be appropriately adjusted.

            7.   Persons Eligible to Receive Options.  Each employee of
                 -----------------------------------
       the Company shall be granted an Option on each Grant Date on which such employee meets all of the following requirements:

            (a)  The employee  has  completed  at least  six  months  of continuous employment for the Company or a Related Corporation. Employment shall include any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of 90 days or the period during which the absent employee's reemployment rights are guaranteed by statute or contract.

            (b)  The employee is customarily employed by the Company for
                                       34
PAGE
            more than 20 hours per week and for more than five months per calendar year.

            (c) The employee will not, after grant of the Option, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (c), the rules of Section 425(d) of the Code shall apply in determining the stock ownership of the employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

            (d) Upon grant of the Option, the employee's rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the Stock (determined as of the Grant Date for such Option) for each calendar year in which such Option is outstanding at any time. The accrual of rights to purchase Stock shall be determined in accordance with Section 423(b) (8) of the Code.

            8.   Dates for Granting Options.  Options shall be granted
                 --------------------------
       on each date designated by the Board as a Grant Date.

            9.   Terms and Conditions of Options.
                 -------------------------------

            9.1. General.  All Options granted on a particular Grant
                 -------
       Date shall comply with the terms and conditions set forth in Sections 9.3 through 9.12, and each Option shall be identical except as to the number of shares of Company Stock purchasable under the Option, which shall be determined in accordance with
       Section 9.2.

            9.2. Number of Shares.  The maximum number of shares of
                 ----------------
       Company Stock which a Participant shall be permitted to purchase shall be equal to the amount of the Participant's Gross Compensation permitted to be withheld for purchasing Company Stock during the period running from the Grant Date to the Exercise Date, divided by the purchase price determined in accordance with Section 9.3. The number of shares which a Participant is permitted to purchase may be further limited by the amount of payroll deductions actually withheld as of the Exercise Date.

            9.3. Purchase Price   .     The  purchase price of  Option Shares
                 --------------
       shall be 95 percent  of the Market Value  of Company Stock as  of
       the Grant Date.   If  the Grant Date  shall fall  on a  Saturday,
       Sunday or other legal holiday, the Market Value shall be determined as of the trading day immediately preceding the Grant Date.

            9.4. Restrictions on Transfer.  Options may not be
                 ------------------------
                                       35
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





       transferred otherwise than by will or under the laws of descent and distribution, or pursuant to a qualified domestic relations order. An Option may not be exercised by anyone other than the Participant during the lifetime of the Participant. Option Shares may not be sold or otherwise transferred by the Participant until at least six months after the Exercise Date. The Company shall have the right to place a legend on all stock certificates representing Option Shares setting forth the restriction on transferability of such shares.

            9.5. Expiration.  Each Option shall expire at the close of
                 ----------
       business on the Exercise Date or on such earlier date as may result from the operation of Section 9.6.

            9.6. Termination of Employment of Participant. If a
                 ----------------------------------------
       Participant ceases for any reason, voluntary or involuntary
       (other than death or retirement), to be continuously employed by the Company or a Related Corporation, his or her Option shall immediately expire, and the Participant's accumulated payroll deductions shall be returned by the Company with interest pursuant to Section 9.12. For purposes of this Section 9.6, a Participant shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Participant's reemployment rights are guaranteed by statute or by contract. If the Participant does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the 91st day of such leave of absence.

            9.7  Retirement or Death of Participant.  If a Participant
                 ----------------------------------
       retires or dies, the Participant or, in the case of death, his or her Beneficiary, shall be entitled to withdraw the Participant's accumulated payroll deductions with interest pursuant to Section 9.12, or to purchase shares on the Exercise Date to the extent that the Participant would have been so entitled had he or she continued to be employed by the Company. The number of shares purchasable shall be limited by the amount of the participant's accumulated payroll deductions as of the date of his or her retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares unless the Participant or Beneficiary withdraws such funds prior to the Exercise Date.

            9.8  Capital Changes Affecting the Stock.  In the event
                 -----------------------------------
       that, between the Grant Date and the Exercise Date of an Option, a stock dividend is paid or becomes payable in respect of Company Stock or there occurs a split-up or contraction in the number of shares of Company Stock, the number of shares for which the Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted. In the event that, after the Grant Date, there occurs a reclassification or change of outstanding shares of Company Stock or a consolidation or merger of the Company with or into another corporation or a
                                       36
PAGE
       sale or conveyance, substantially as a whole, of the property of the Company, the Participant shall be entitled on the Exercise Date to receive shares of stock or other securities equivalent in kind and value to the shares of stock he or she would have held if he or she had exercised the Option in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and had continued to hold such shares (together with all other shares and securities thereafter issued in respect thereof) until the Exercise Date. In the event that there is to occur a recapitalization involving an increase in the par value of Company Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Participant of such proposed recapitalization immediately upon its being recommended by the Board to the Company's shareholders, after which the Participant shall have the right to exercise his or her Option prior to such recapitalization; if the Participant fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the Grant Date, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 425(a) of the Code applies, each Option to purchase Company Stock shall terminate, but the Participant holding such Option shall have the right to exercise his or her Option prior to such dissolution or liquidation.

            9.9. Payroll Deductions.  Any Eligible Employee, who wishes
                 ------------------
       to authorize payroll deductions for the purchase of Option Shares under the Plan, must complete and return to the human resources department of the Company prior to the Grant Date an Enrollment Agreement indicating the total percentage (which shall be a full integer between one and the maximum determined by the Board in accordance with Section 4 hereof) of his or her Gross Compensation which is to be withheld each pay period. Prior to the Exercise Date, the Participant shall be permitted only once to (a) withdraw accumulated payroll deductions, (b) discontinue payroll deductions, or (c) decrease, but not increase, the percentages of Gross Compensation withheld. The Participant may not recommence payroll deductions at any time prior to the Exercise Date.

            9.10.     Exercise of Options.  On the Exercise Date the
                      -------------------
       Participant shall be deemed to have exercised his or her Option to purchase the maximum number of Option Shares purchasable by his or her accumulated payroll deductions, provided that:

            (a) The number of Option Shares of Company Stock purchasable shall not exceed the number of shares the Participant is entitled to purchase pursuant to Section 9.2.

            (b) If the total number of Option Shares of Company Stock which all Participants elect to purchase, together with any Option Shares of Company Stock already purchased under the Plan, exceeds the total number of shares of Company Stock
                                       37
PAGE
            which may be purchased under the Plan pursuant to Section 6, the number of shares of Company Stock which each Participant is permitted to purchase shall be decreased pro rata based
                                                        --------
            on the Participant's accumulated payroll deductions with respect to Company Stock in relation to all accumulated payroll deductions currently being withheld under the Plan with respect to Company Stock.

            (c) If the number of Option Shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

            (d) Notwithstanding the foregoing, a Participant may notify the Company's human resources department at least 30 days prior to an Exercise Date, by completing an Enrollment/Change Agreement, that he or she elects not to exercise his or her Option and desires to withdraw his or her accumulated payroll deductions withheld under the Plan, as provided in Section 9.9.

            9.11.     Delivery of Stock.  Within a reasonable time after
                      -----------------
       the Exercise Date, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the number of shares purchased by the Participant. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Participant take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Participant shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

            9.12.     Return of Accumulated Payroll Deductions.  In the
                      ----------------------------------------
       event that the Participant or the Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, retirement, death, or in the event that accumulated payroll deductions exceed the price of Option Shares purchased, such amount, together with interest thereon at the rate fixed by the Board of Directors (which rate for a particular plan year running from Grant Date to Exercise Date shall be fixed annually by the Board of Directors prior to the commencement of such period), shall be returned within a reasonable time by the Company to the Participant or the Beneficiary, as the case may be; provided, however, that
                                        --------  -------
       interest shall not be paid on any amount returned which is less than the purchase price of one Option Share of Company Stock for which such payroll deductions were withheld.



                                       38
PAGE

                                 FORM OF PROXY

                        THERMO BIOANALYSIS CORPORATION

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

            The undersigned hereby appoints John N. Hatsopoulos, Barry
       S. Howe and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo BioAnalysis Corporation, a Delaware corporation (the "Company"), to be held on Monday, June 2, 1997, at 10:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 7, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                 Please mark your
       [   x   ]      votes as in this
                 example.

       1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

                 FOR       [    ]         WITHHELD  [    ]

       ______________________________________
       FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

       Nominees: Richard W.K. Chapman, Elias P. Gyftopoulos, Denis A. Helm, Barry S. Howe, Earl R. Lewis, Jonathan W. Painter, Arvin H. Smith and Arnold E. Weinberg.

                                           FOR     AGAINST     ABSTAIN
       2.   Approve management proposal   [    ]   [    ]      [   ]
            to adopt the Corporation's
            employees' stock purchase plan
            and reserve 50,000 shares of the
            common stock for issuance thereunder.

       3. In their discretion on such other matters as may properly come before the Meeting.

       The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is
                                       39
PAGE
       indicated or if no instruction is given.

       Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

       SIGNATURE(S)_______________________________________
       DATE_________________
       Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.


       AA971210013